                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                             SCHEDULE 13D


               Under the Securities Exchange Act of 1934
                          (Amendment No. 22)

                    CYPRESS BIOSCIENCE INCORPORATED
                           (Name of Issuer)

                     Common Stock $0.02 Par Value
                    (Title of Class of Securities)

                               449695303
                            (CUSIP Number)

                     Allen & Company Incorporated
      711 Fifth Avenue, New York, New York 10022, (212) 832-8000
       (Name, Address and Telephone Number of Person Authorized
                to Receive Notices and Communications)

                            October 3, 1997
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Page 1 of 35 Pages

                               SCHEDULE 13D
---------------------                                  -----------------
CUSIP No. 449695303                                    Page 2 of 35 Pages
---------------------                                  -----------------

===========================================================================
1  NAME OF REPORTING PERSON -
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   ALLEN HOLDING INC.
--------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [ ]
                                                                  (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                      [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
--------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
10  SHARED DISPOSITIVE POWER
    0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [X]
    Excluding 5,829,698 shares (includes 125,000 Units and a total of 228,000 Common Stock Purchase Warrants, owned by Allen & Company Incorporated, a wholly-owned subsidiary. Each Unit consists of two shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.0%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    HC
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                               SCHEDULE 13D
---------------------                                  -----------------
CUSIP No. 449695303                                    Page 3 of 35 Pages
---------------------                                  -----------------

===========================================================================
1  NAME OF REPORTING PERSON -
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   ALLEN & COMPANY INCORPORATED
--------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [ ]
                                                                  (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY
---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------
7   SOLE VOTING POWER
    5,829,698 Shares (includes 125,000 Units and a total of 228,000 Common Stock Purchase Warrants. Each Unit consists of two shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
8   SHARED VOTING POWER
    0
--------------------------------------------------------------------------
9   SOLE DISPOSITIVE POWER
    5,829,698 Shares (includes 125,000 Units and a total of 228,000 Common Stock Purchase Warrants. Each Unit consists of two shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
10  SHARED DISPOSITIVE POWER
    0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    5,829,698 Shares (includes 125,000 Units and a total of 228,000 Common Stock Purchase Warrants. Each Unit consists of two shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [X]
---------------------------------------------------------------------------
13  PERCENT O CLASS REPRESENTED BY AMOUNT IN ROW (11)   16.5%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    BC,CO
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 4 of 35 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Estate of Herbert A. Allen
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   599,359
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   599,359
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    599,359
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.7%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 5 of 35 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Irwin Kramer
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   11,268
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   11,268
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11,268
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 6 of 35 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terry Allen Kramer
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   11,268
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   11,268
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11,268
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 7 of 35 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Bruce Allen
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   640,245
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   640,245
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    640,245
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.8%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 8 of 35 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Susan K. Allen
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   630,119
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   630,119
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    630,119
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.8%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 9 of 35 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Richard M. Crooks, Jr.
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY
---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   422,401 Shares (includes 40,000 Common Stock Options)
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   422,401 Shares (includes 40,000 Common Stock Options)
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,121,897 (includes 692,829 shares of the Issuer's Common Stock (the "Shares") and 6,667 Common Stock Purchase Warrants to purchase 6,667 shares of the Issuer's Common Stock (the "Warrants") owned of record by Allen & Company Incorporated ("ACI") which may be deemed to be indirectly owned by Mr. Crooks. Pursuant to an arrangement with ACI, Mr. Crooks may be deemed to have a pecuniary interest in a portion of certain securities, including the Issuer's Common Stock owned by ACI. Consequently, the Shares and the Warrants represent, approximately, the portion of ACI's holdings of the Issuer's Common Stock from which Mr. Crooks may realize profits. The Warrants and the Shares assume the conversion of 6,667 Units. Each unit consists of two shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 10 of 35 Pages
---------------------                                  -------------------


---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.2%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 11 of 35 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    James W. Quinn
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   500
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   500
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    500
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 12 of 35 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Eugene Protash
---------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3   SEC USE ONLY

---------------------------------------------------------------------------
4   SOURCE OF FUNDS*
    Not Applicable
---------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(E)                                      [ ]
---------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7   SOLE VOTING POWER
    800
---------------------------------------------------------------------------
8   SHARED VOTING POWER
    0
---------------------------------------------------------------------------
9   SOLE DISPOSITIVE POWER
    800
---------------------------------------------------------------------------
10  SHARED DISPOSITIVE POWER
    0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    800
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 13 of 35 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Robert J. Kurz
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   9,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   9,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 14 of 35 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Walter T. O'Hara, Jr.
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   15,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   15,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   15,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 15 of 35 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Brian Murphy
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   5,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   5,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   5,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 16 of 35 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Catherine Greenfield
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   1,400
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   1,400
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,400
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 17 of 35 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Dennis Warfield
--------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   1,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   1,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 18 of 35 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Mary Cullen
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   44,500
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   44,500
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    44,500
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)
                                             Page 19 of 35 Pages

                             AMENDMENT NO. 22
                                    TO
                               SCHEDULE 13D


          The Reporting Persons hereby amend their Schedule 13D relating to the Common Stock, $0.02 per share of Cypress BioScience Incorporation (the "Issuer") principally to reflect an increase in the ownership position of Allen & Company Incorporated ("ACI"). However, due to the Issuer's increase in its number of outstanding shares of Common Stock, ACI's ownership percentage has, in fact, decreased.

Item 3.   Source and Amount of Funds or Other Consideration.

          Pursuant to the October 3, 1997 private placement of Common Stock by the Issuer, ACI purchased 333,333 shares of the Issuer's Common Stock at $1.50 per share, for an aggregate purchase price of $499,999.50. ACI purchased such shares with its own funds.

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on October 3, 1997, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth below. (Based upon information provided by the Issuer in its Quarterly report on Form 10-Q for the quarter ended June 30, 1997, the number of shares of Common Stock outstanding is 34,636,067).

=================================================================
Name                                   Shares          Percentage
-----------------------------------------------------------------
Allen Holding Inc.                           0 (1)          0.0%
Allen & Company Incorporated         5,829,698 (2)         16.5%
The Estate of Herbert A. Allen         599,359              1.7%
Irwin H. Kramer                         11,268              *
Terry Allen Kramer                      11,268              *
Bruce Allen                            640,245              1.8%
Susan K. Allen                         630,119              1.8%
Richard M. Crooks, Jr.               1,121,897 (3)          3.2%
James W. Quinn                             500              *
Eugene Protash                             800              *
Robert J. Kurz                           9,000              *
Walter T. O'Hara, Jr.                   15,000              *
Brian Murphy                             5,000              *
Catherine Greenfield                     1,400              *
Dennis Warfield                          1,000              *
Mary Cullen                             44,500              0.1%
_______________

*    Less than 0.1%
(1)  Excludes shares owned indirectly through Allen & Company Incorporated
     ("ACI").

                                             Page 20 of 35 Pages


(2)  Consists of 125,000 Units and a total of 228,000 Common Stock Purchase
     Warrants (each Unit consists of two shares of Common Stock and one
     Common Stock Purchase Warrant). Includes 105,869 shares in a market maker account.

(3)  Including 40,000 Common Stock Options


     (c) Transactions effected by the Reporting Person within the past 60 days, other than the purchase described above in Item 3, are listed on Exhibit B attached hereto.

                                             Page 21 of 35 Pages


Item 7.   Material to be Filed as Exhibits.

     Exhibit A:  Officers and Directors of Allen Holding Inc. and
     Officers and Directors of Allen & Company Incorporated

     Exhibit B: Market Maker Transactions.

                                             Page 22 of 35 Pages


     After reasonable inquiry and to the best of our knowledge and belief, each of the signatories certifies that the information set forth in this Schedule relating to the respective signatory is true, complete and correct.

Dated:  November 14, 1996

ALLEN HOLDING INC.              ALLEN & COMPANY INCORPORATED


By: /s/ Gaetano J. Casillo      By:  /s/ Gaetano J. Casillo
   -------------------------        ------------------------
   Name:  Gaetano J. Casillo    Name:  Gaetano J. Casillo
   Title:  Vice President       Title:  Vice President

 /s/ Herbert Allen              /s/ Susan K. Wilson
---------------------------     ---------------------------
The Estate of Herbert Allen     Susan K. Wilson


/s/ Irwin Kramer                /s/ Richard M. Crooks, Jr.
---------------------------     ---------------------------
Irwin Kramer                    Richard M. Crooks, Jr.


/s/ Terry Allen Kramer          /s/ James W. Quinn
---------------------------     ---------------------------
Terry Allen Kramer              James W. Quinn


/s/ Bruce Allen                 /s/ Walter T. O'Hara, Jr.
---------------------------     ---------------------------
Bruce Allen                     Walter T. O'Hara, Jr.


/s/ Eugene Protash              /s/ Robert J. Kurz
---------------------------     ---------------------------
Eugene Protash                  Robert J. Kurz


/s/ Mary Cullen                 /s/ Dennis Warfield
---------------------------     ---------------------------
Mary Cullen                     Dennis Warfield


/s/ Brian Murphy                /s/ Catherine Greenfield
---------------------------     ---------------------------
Brian Murphy                    Catherine Greenfield

                                              Page 23 of 35 Pages


                            EXHIBIT A


     OFFICERS AND DIRECTORS OF ALLEN & COMPANY INCORPORATED


                                 Principal Occupation
                     Business   (i.e., Position with
     Name xx         Address    Allen & Company Incorporated)

Herbert A. Allen        x       President, Managing Director,
                                Director, Chief Executive Officer

Herbert A. Allen III    x       Vice President, Director

Grace Allen             x       Director

Eran S. Ashany          x       Vice President, Director

Jonathan S. Bean        x       Vice President

Robert E. Beers         x       Vice President

Edmund M. Bleich        x       Vice President

Denise Calvo-Silver     x       Vice President, Director

Dominick J. Cantalupo   x       Co-Chief Operations Officer, Vice
                                President

Marvyn Carton           x       Director - Emeritus

Gaetano J. Casillo      x       Chief Compliance Officer,
                                Vice President

Robert H. Cosgriff      x       Chief Administrative Officer,
                                Executive Vice President,
                                Managing Director, Director

Richard M. Crooks, Jr.  x       Director

Thalia V. Crooks        x       Vice President, Director

Mary L. Cullen          x       Vice President, Secretary,
                                Director

Orin F. Devereux        x       Vice President, Director

Howard M. Felson        x       Assistant Secretary, Vice
                                President

Anthony J. Ferrante     x       Treasurer

Richard Fields          x       Executive Vice President,
                                Managing Director, Director

                                              Page 24 of 35 Pages


                                Principal Occupation
                     Business   (i.e., Position with
Name xx              Address    Allen & Company Incorporated)

Paul A. Gould           x       Executive Vice President,
                                Managing Director, Director

John G. Hall            x       Vice President - Elect, Director

Daniel P. Harley        x       Vice President

John H. Josephson       x       Vice President, Director

Clark R. Keough         x       Vice President, Director

Donald R. Keough        x       Chairman of the Board, Director

Dara Khosrowshahi       x       Vice President, Director

Kaveh A. Khosrowshahi   x       Vice President, Director

Neal Kopp               x       Vice President

Irwin H. Kramer         x       Executive Vice President,
                                Managing Director, Director

Terry Allen Kramer      x       Director

Suzanne G. Kucera       x       Vice President - Elect, Director

Robert J. Kurz          x       Vice President

William F. Leimkuhler   x       Assistant Secretary, Vice
                                President General, Counsel

Jeffrey J. Logan        x       Vice President

Sharon K. Losee         x       Vice President

Dan W. Lufkin           x       Special Advisor to the Board of
                                Directors

Ellen F. Lynch          x       Vice President

Robert A. Mackie        x       Executive Vice President,
                                Managing Director, Director

James C. Maiden, Jr.    x       Vice President

Terence A. McCarthy     x       Co-Chief Operations Officer, Vice
                                President

Robert C. Miller        x       Vice President - Elect, Director

Brian J. Murphy         x       Vice President, Director

Louis J. Mustacchio     x       Vice President

                                              Page 25 of 35 Pages

                                Principal Occupation
                     Business   (i.e., Position with
Name xx              Address    Allen & Company Incorporated)


Walter T. O'Hara, Jr.   x       Executive Vice President,
                                Managing Director, Director

Glenn A. Okun           x       Vice President, Director

Nancy B. Peretsman      x       Executive Vice President,
                                Managing Director, Director

Patrick S. Perry        x       Vice President, Director

Pamela M. Plager        x       Vice President, Director

Eugene Protash          x       Vice President, Assistant
                                Secretary

James W. Quinn          x       Chief Financial Officer,
                                Director, Vice President,
                                Assistant Secretary

Philip D. Scaturro      x       Executive Vice President,
                                Managing Director, Director

John A. Schneider       x       Executive Vice President,
                                Managing Director, Director

Enrique F. Senior       x       Executive Vice President,
                                Managing Director, Director

Stanley S. Shuman       x       Executive Vice President,
                                Managing Director, Director

John M. Simon           x       Executive Vice President,
                                Managing Director, Director

Daniel Selmonosky       x       Vice President, Director

Ian G. Smith            x       Vice President - Elect

Lauren M. Tyler         x       Vice President, Director

Dennis J. Warfield      x       Vice President,Chief Information
                                Officer

Kim M. Weiland          x       Vice President - Elect, Director

Edward D. Weinberger    x       Vice President, Director

Harold M. Wit           x       Executive Vice President,
                                Managing Director, Director

x                               711 Fifth Avenue, New York, New
                                York 10022-3194.

xx                              All the Executive Officers and
                                Directors of Allen & Company
                                Incorporated are U.S. citizens
                                unless otherwise indicated.

                                              Page 26 of 35 Pages


                     OFFICERS AND DIRECTORS
                      OF ALLEN HOLDING INC.



                                Principal Occupation
                     Business   (i.e., Position with
Name xx              Address    Allen & Company Incorporated)

Herbert A. Allen        x       President, Managing Director,
                                Director, Chief Executive Officer

Herbert A. Allen, III   x       Vice President, Director

Grace Allen             x       Director

Eran S. Ashany          x       Vice President

Jonathan S. Bean        x       Vice President - Elect

Robert E. Beers         x       Vice President - Elect

Edmund M. Bleich        x       Vice President

Denise Calvo-Silver     x       Vice President, Director

Dominick J. Cantalupo   x       Co-Chief Operations Officer, Vice
                                President

Marvyn Carton           x       Director - Emeritus

Gaetano J. Casillo      x       Chief Compliance Officer, Vice
                                President

Robert H. Cosgriff      x       Chief Administrative Officer,
                                Executive Vice President,
                                Managing Director, Director

Richard M. Crooks, Jr.  x       Director

Thalia V. Crooks        x       Vice President, Director

Mary L. Cullen          x       Vice President, Secretary,
                                Director

Orin F. Devereux        x       Vice President, Director

Howard M. Felson        x       Assistant Secretary, Vice
                                President

Anthony J. Ferrante     x       Treasurer

Richard L. Fields       x       Executive Vice President,
                                Managing Director, Director
                                Executive Vice President,
                                Managing Director, Director

                                              Page 27 of 35 Pages

                                Principal Occupation
                     Business   (i.e., Position with
Name xx              Address    Allen & Company Incorporated)


John G. Hall            x       Vice President - Elect, Director

Daniel P. Harley        x       Vice President

John H. Josephson       x       Vice President, Director

Donald R. Keough        x       Chairman, Director

Clark R. Keough         x       Vice President, Director

Dara Khosrowshahi       x       Vice President, Director

Kaveh A. Khosrowshahi   x       Vice President, Director

Neal Kopp               x       Vice President

Irwin H. Kramer         x       Executive Vice President,
                                Managing Director, Director

Terry Allen Kramer      x       Director

Suzanne G. Kucera       x       Vice President - Elect, Director

Robert J. Kurz          x       Vice President

P. Don Lattimer         x       Executive Vice President,
                                Managing Director, Director

William F. Leimkuhler   x       Assistant Secretary, Vice
                                President General, Counsel

Jeffrey J. Logan        x       Vice President

Sharon K. Losee         x       Vice President

Dan W. Lufkin           x       Special Advisor to the Board of
                                Directors

Ellen F. Lynch          x       Vice President

Robert A. Mackie        x       Executive Vice President,
                                Managing Director, Director

James C. Maiden, Jr.    x       Vice President

Terence C. McCarthy     x       Co-Chief Operations Officer, Vice
                                President Vice President - Elect,
                                Director

Brian J. Murphy         x       Vice President, Director

Louis J. Mustacchio     x       Vice President

                                              Page 28 of 35 Pages


                                Principal Occupation
                     Business   (i.e., Position with
Name xx              Address    Allen & Company Incorporated)


Walter T. O'Hara        x       Executive Vice President,
                                Managing Director, Director

Glenn A. Okun           x       Vice President, Director

Nancy B. Peretsman      x       Executive Vice President,
                                Managing Director, Director

Patrick S. Perry        x       Vice President, Director

Pamela M. Plager        x       Vice President, Director

Eugene Protash          x       Assistant Secretary, Vice
                                President

James W. Quinn          x       Chief Financial Officer, Vice
                                President, Assistant Secretary,
                                Director

Philip D. Scaturro      x       Executive Vice President,
                                Managing Director, Director

John A. Schneider       x       Executive Vice President,
                                Managing Director, Director

Daniel Selmonosky       x       Vice President, Director

Enrique F. Senior       x       Executive Vice President,
                                Managing Director, Director

Stanley S. Shuman       x       Executive Vice President,
                                Managing Director, Director

John M. Simon           x       Executive Vice President,
                                Managing Director, Director

Ian G. Smith            x       Vice President - Elect

Lauren M. Tyler         x       Vice President, Director

Dennis J. Warfield      x       Vice President, Chief Information
                                Officer

Kim M. Weiland          x       Vice President, Director

Edward D. Weinberger    x       Vice President, Director
                                Executive Vice President,
                                Managing Director, Director


x                               711 Fifth Avenue, New York, New
                                York 10022-3194.

xx                              All the Executive Officers and
                                Directors of Allen Holding, Inc.
                                are U.S. citizens unless
                                otherwise indicated.

                                                 Page 29 of 35 pages


                              ALLEN TRADE DATE HISTORY REPORT
PAGE :  1
DATE : 11-05-1997

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- ---------
09/05/97  09/10/97  B       6D  C000217 232674101000     CYPB      900  1.71875
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

09/05/97  09/10/97  S       6D  C000217 232674101000     CYPB     2500   1.75
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

09/08/97  09/11/97  B       6D  C000217 232674101000     CYPB     2000   1.6875
                             CYPRESS BIOSCIENCES INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/08/97  09/11/97  B       6D  C000217 232674101000     CYPB     2000  1.6875
                             CYPRESS BIOSCIENCES INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/18/97  09/23/97  B       6N  C000217 232674101000     CYPB    10000     2
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

09/18/97  09/23/97  S       6D  C000217 232674101000     CYPB     2000  2.0625
                             CYPRESS BIOSCIENCES INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/22/97  09/25/97  S       6D  C000217 232674101000     CYPB     3000     2
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

                                                   Page 30 of 35 pages

                              ALLEN TRADE DATE HISTORY REPORT

PAGE :  2
DATE : 11-05-1997

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- ---------
09/26/97  10/01/97  B       6D  C000217 232674101000  CYPB   5000    1.9375
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/01/97  10/06/97  B   6D  C000217 232674101000     CYPB     4000    1.90625
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/02/97  10/07/97  B   6D  C000217 232674101000     CYPB     5324      1.875
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/03/97  10/08/97  B       6D  C000217 232674101000     CYPB   1500  1.8125
                            CYPRESS BIOSCIENCES INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

10/03/97  10/08/97  B       6D  C000217 232674101000     CYPB 1500     1.8125
                             CYPRESS BIOSCIENCES INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

10/03/97  10/08/97  S       6D  C000217 232674101000     CYPB 1000     1.9375
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/06/97  10/09/97  B       6N  C000217 232674101000     CYPB 10000     1.8125
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

                                                Page 31 of 35 pages

                              ALLEN TRADE DATE HISTORY REPORT
PAGE :  3
DATE : 11-05-1997

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
------  --------  -  ---  --  ------- ------------ -------- -------- ----------
10/07/97  10/10/97  B       6D  C000217 232674101000  CYPB  1000       1.75
                             CYPRESS BIOSCIENCES INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

10/08/97  10/14/97  B       6D  C000217 232674101000  CYPB      800   1.71875
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/09/97  10/15/97  S       6D  C000217 232674101000  CYPB     2000   1.875
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

10/10/97  10/16/97  B       6D  C000217 232674101000  CYPB      300   1.875
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/15/97  10/20/97  S       6D  C000217 232674101000  CYPB     1000   1.875
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

10/15/97  10/20/97  S       6D  C000217 232674101000 CYPB     2000      1.875
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

10/16/97  10/21/97  B       6D  C000217 232674101000 CYPB     1000       1.75
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

                                                  Page 32 of 35 pages

                              ALLEN TRADE DATE HISTORY REPORT
PAGE :  4
DATE : 11-05-1997

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 --------  -  ---  --  ------- ------------ -------- -------- ----------
10/16/97  10/21/97  B       6D  C000217 232674101000 CYPB     5000    1.78125
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/16/97  10/21/97  S       6D  C000217 232674101000     CYPB 6000  1.8125
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

10/16/97  10/21/97  S       6D  C000217 232674101000     CYPB  9000  1.8125
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

10/17/97  10/22/97  S       6D  C000217 232674101000   CYPB     1000  1.8125
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

10/17/97  10/22/97  S       6D  C000217 232674101000  CYPB     3000   1.8125
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

10/20/97  10/23/97  S       6D  C000217 232674101000  CYPB     1000  1.84375
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

10/20/97  10/23/97  S       6D  C000217 232674101000 CYPB     1000    1.84375
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

                                                   Page 33 of 35 pages

                              ALLEN TRADE DATE HISTORY REPORT
PAGE :  5
DATE : 11-05-1997

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------  -  ---  --  ------- ------------ -------- -------- ----------
10/20/97  10/23/97  S       6D  C000217 232674101000  CYPB     1000   1.875
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/20/97  10/23/97  S       6D  C000217 232674101000  CYPB     4000   1.84375
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

10/20/97  10/23/97  S       6D  C000217 232674101000  CYPB     4000  1.84375
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

10/21/97  10/24/97  S       6D  C000217 232674101000  CYPB     1000   1.875
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/27/97  10/30/97  B       6D  C000217 232674101000  CYPB     9000    1.65625
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/28/97  10/31/97  B       6D  C000217 232674101000  CYPB  800        1.5
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY


10/28/97  10/31/97  B       6D  C000217 232674101000 CYPB     1000     1.5
                             CYPRESS BIOSCIENCES INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

                                                Page 34 of 35 Pages

                              ALLEN TRADE DATE HISTORY REPORT

PAGE :  6
DATE : 11-05-1997

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
  --------  -  ---  --  ------- ------------ -------- -------- ----------
10/28/97  10/31/97  B       6D  C000217 232674101000     CYPB 1000      1.5
                             CYPRESS BIOSCIENCES INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

10/28/97  10/31/97  B       6D  C000217 232674101000 CYPB     1000    1.625
                             CYPRESS BIOSCIENCES INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

10/28/97  10/31/97  B       6D  C000217 232674101000 CYPB    25000    1.53125
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/28/97  10/31/97  B       6D  C000217 232674101000 CYPB    25000    1.53125
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/28/97  10/31/97  S       6D  C000217 232674101000  CYPB     5000    1.53125
                             CYPRESS BIOSCIENCES INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

10/29/97  11/03/97  S       6D  C000217 232674101000 CYPB    10000    1.59375
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/30/97  11/04/97  B       7N  C000217 232674101000 CYPB   100000        1.5
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

                                                          Page 35 of 35 pages
                              ALLEN TRADE DATE HISTORY REPORT
PAGE :  7
DATE : 11-05-1997

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------  -  ---  --  ------- ------------ -------- -------- ----------
10/30/97  11/04/97  S       7N  C000217 232674101000  CYPB   100000     1.5
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

10/31/97  11/05/97  S       6D  C000217 232674101000 CYPB     1134    1.65625
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

10/31/97  11/05/97  S       6D  C000217 232674101000 CYPB     3490    1.71875
                             CYPRESS BIOSCIENCES INC
                             WE MAKE A MKT IN THIS SECURITY

11/03/97  11/06/97  S       6D  C000217 232674101000 CYPB     2300    1.78125
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

11/03/97  11/06/97  S       6D  C000217 232674101000 CYPB     4000    1.78125
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

11/03/97  11/06/97  S       6D  C000217 232674101000 CYPB     4000    1.78125
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

11/04/97  11/07/97  S       6D  C000217 232674101000 CYPB     2000       1.75
                             CYPRESS BIOSCIENCES INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI
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